Exhibit 10.3

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission

Licence Agreement

The Walter & Eliza Hall Institute of Medical Research

TetraLogic Pharmaceuticals Corporation

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Licence Agreement

Parties

1.                                     The Walter and Eliza Hall Institute of Medical Research ABN 12 004 251 423 of 1G Royal Parade, Parkville, Victoria 3050 (WEHI)

2.                                     TetraLogic Pharmaceuticals Corporation of 343 Phoenixville Pike, Malvern, Pennsylvania 19355 (TetraLogic)

Introduction

A.                                   WEHI is in possession of the Licensed Patents and Background Technology.

B.                                   WEHI has granted to TetraLogic a right of first refusal for a worldwide exclusive license, for for the purpose of Commercialisation of the Licensed Patents;

C.                                   WEHI has agreed to grant to TetraLogic a worldwide exclusive licence of the Licensed Patents for the purpose of Commercialisation of the Licensed Patents.

D.                                   WEHI has further agreed to grant TetraLogic a worldwide non-exclusive licence of the Background Technology which is necessary or useful for that Commercialisation.

E.                                    TetraLogic has agreed to use reasonable commercial endeavours to Commercialise the Licensed Patents on the terms and conditions set out in this Agreement.

Operative clauses

1.                                     Definitions and Interpretation

1.1                              Definitions

In this Agreement, unless the context otherwise requires:

Accountant means an independent accountant qualified to practise in Australia or equivalent if required to inspect Books and Records overseas;

Activities means the activities set out in clause 3.1;

Affiliate means any entity that, directly or indirectly, controls, is controlled by or is under common control with a party for so long as such control exists, where “control” for purposes of this Agreement means the decision making authority as to such entity including in relation to financial and operational policies and, further, where such control shall be presumed to exist where an entity owns more than 50% of the equity entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity.

Agreement means this agreement and includes all schedules, annexures and attachments to this agreement;

Applicable Laws means all laws, regulations, statutes, by-laws, codes of conduct and industry standards applicable to the manufacture and/or sale of the Products;

Background Technology means all drawings, specifications, processes, techniques, samples, specimens, prototypes, designs, research and development results, test results, and other technical and scientific information which have been produced, developed, acquired, licenced or are otherwise held by WEHI at the Commencement Date (subject to any prior licences to third parties);

Books of Account with respect to Net Income and Net Sales means all usual books and records and which are required to fully record and explain all transactions and terms comprising Net Income and Net Sales;

Business Day means a day that is not a Saturday, Sunday or public holiday in Melbourne;

Commencement Date means January 1, 2014;

Commercialise or Commercialisation means:

(a)                                to develop, manufacture, use and market;

(b)                                to use, manufacture, market or otherwise dispose of any product resulting from the Commercialisation; or

(c)                                 to licence any third party to do any of the things referred to in (a) or (b) above;

Confidential Information means any confidential information, in any form or media relating to or representing the Background Technology and any Intellectual Property therein, or other confidential information of either party, other than information which:

(a)                                was in the public domain at the time of its disclosure or subsequently comes into the public domain otherwise than through breach by the receiving party;

(b)                                came into the knowledge of the receiving party by lawful means from a third party and without breach of any obligation of confidentiality by any third party; or

(c)                                 was in fact known to the receiving party, without breach of any obligation of confidentiality by any third party,  prior to its disclosure to the receiving party;

CRADA means the Material Transfer Agreement between the parties dated 26 November 2012 as varied and amended by the Deed of Variation to Material Transfer Agreement;

Due Cause means the other party:

(a)                                fails to pay when due any sum payable under this Agreement and such default continues for a period of 30 days after receipt of a written notice requiring payment;

(b)                                is in material breach of any of its other obligations under this Agreement and, if that breach is capable of remedy, does not rectify that breach within 60 days after receipt of a notice to remedy that breach;

(c)                                 is unable to pay its debts as they fall due, makes or commences negotiations with a view to making a general re-scheduling of its indebtedness, a general assignment, scheme of arrangement or composition with its creditors;

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

(d)                                ceases to carry on business or disposes of the whole or a material part of its business other than to reconstruct or amalgamate while solvent on terms approved by the other party (which approval will not be unreasonably withheld);

(e)                                 takes any corporate action or any steps are taken or legal proceedings are started for:

(1)                                 its winding-up, dissolution, liquidation, or re-organisation, other than to reconstruct or amalgamate while solvent on terms approved by the other party (which approval will not be unreasonably withheld); or

(2)                                 the appointment of a controller, receiver, administrator, official manager, trustee or similar officer of it or of any of its revenues and assets; or

(f)                                  seeks protection or is granted protection from its creditors, under any applicable legislation;

Financial Year means each year or part year after the Commencement Date ending 30 June;

Force Majeure means any cause which is not reasonably within the control of the party affected, including without limitation an act of God, strike, lockout or other interference with work, war (declared or undeclared), blockade, disturbance, lightning, fire, earthquake, storm, flood, explosion, governmental or quasi governmental restraint, expropriation, prohibition, intervention, direction or embargo, unavailability or delay in availability of materials, equipment or transport, inability or delay in obtaining governmental or quasi governmental approvals, consents, permits, licenses, authorities or allocations;

GST means goods and services tax or similar value added tax levied or imposed in Australia pursuant to the GST Act;

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Improvement means an improvement, enhancement, development, modification or adaptation of the subject matter claimed in the Licensed Patents;

Intellectual Property or IP includes all patent, copyright and industrial and intellectual property rights of whatever nature, including without limitation all rights in relation to know-how, inventions, plant varieties, registered and unregistered trade marks (including service marks), registered designs, Confidential Information and circuit layouts, and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields;

Licensed Patents means ****** as well as any patents issued thereon and includes any divisional, continuation or continuation-in-part application, provisional, substitutions, patents of addition, reissues, renewaals or extensions thereof (including any supplemental patent certificates), and any confirmation patents or registration patents and any foreign counterparts to such applications thereof. and other WEHI patent applications and patents (including the categories defined above) constituting Project IP or Improvements.

Loss or Claim means, in relation to any person, a damage, loss, cost, expense or liability incurred by the person or a claim, action proceeding or demand made against the person, however arising and whether present or future, fixed or unascertained, actual or contingent;

Net Income means income received by TetraLogic from sublicensing to an unaffiliated third party of the Licensed Patents or licensing any unaffiliated third party to make use or sell

****** — Material has been omitted and filed separately with the Securities and Exchange Commission

Products, including one-time or milestone payments but excluding royalties on Net Sales and income received for research purposes. Such Net Income will be after deducting any expenses associated with:

(a)                                obtaining and maintaining the Licensed Patents or other such Intellectual Property including patent filing, patent application prosecution and any other patent application costs as well as ongoing maintenance fees; and

(b)                                any legal costs associated with any actions of TetraLogic pursuant to clause 8.2;

Net Sales means the amount invoiced by TetraLogic or Sub-licensees for sales of any Product to unaffiliated third parties less the following deductions:

(a)                                transportation and freight charges, insurance charges, and any other charges relating to the sale, transportation, distribution, delivery or return of the Product;

(b)                                customs duties, sales, excise and use taxes and any other governmental charges actually paid in connection with the transportation, distribution, use or sale of a Product (but excluding what is commonly known as income taxes);

(c)                                 rebates and premiums granted or allowed in connection with the sale of a Product and fees paid to distributors, consignees, customers or agents in connection with the sale of the Product;

(d)                                allowances, refunds or credits to customers on account of governmental requirements, price differences, rejection, outdating, returns or recalls of the product, reasonable quantity discounts, cash discounts or chargebacks granted in connection with the sale of the Product; and

(e)                                 any expenses associated with:

(1)                                 obtaining and maintaining the Licensed Patents including patent filing, patent application prosecution and any other patent application costs as well as ongoing maintenance fees; and

(2)                                 any legal costs associated with any actions of TetraLogic pursuant to clause 8.2;

If a Product is sold in the form of a product that contains a Product together with one or more ingredients, products, devices or components (Combination Product), then Net Sales will be determined by mutual agreement of the parties in good faith taking into account the perceived relative value contribution of the Product and the other product(s) in the Combination Product. If no agreement can be reached between the parties, a third party expert agreed on by the parties will arbitrate, and the expert’s decision will be final and binding on the parties;

If a Product is a formulation of a compound that is substantially the same as that sold by TetraLogic or its sub-licensees for use as a cancer therapeutic or other indication that is not covered by the claims of the Licensed Patents, then Net Sales shall be calculated on the uses or applications of the Product covered by the claims of the Licensed Patents and shall exclude sales of TetraLogic’s compound for pre-existing or other uses or applications developed by Tetralogic independent of WEHI. The parties agree, with respect to such Product, to mutually determine in good faith negotiations the method to determine a reasonable allowance for Net Sales for new uses or applications of the Product covered by the claims of the Licensed Patents, which may involve a surrogate measure for the calculation of Net Sales, such as increases in sales volume beyond a base level for pre-existing uses or applications.  If the parties are uable to agree, the reasonable allowance for Net Sales for new uses or applicationsshall be finally determined by an independent expert to be agreed or failing that appointed by the President for the time being of the Licensing Executives Society.

For clarification, sales of Products by TetraLogic, its Affiliates or Sub-licensees to another of these entities for resale by such entity to an unaffiliated third party will not be deemed a sale for purposes of Net Sales;

Further, transfers or dispositions of the Products:

(a)                                for charitable or promotional purposes;

(b)                                for preclinical, clinical, regulatory or governmental purposes; and

(c)                                 for use in any tests or studies reasonably necessary to comply with any law, regulation or request by a regulatory authority,

will not, in each case, be deemed to be part of Net Sales;

Product means any product falling within a valid claim of the Licensed Patents;

Project Details means the written description to be agreed from time to time identifying the subject matter and details of a Research Project (comprising as a minimum the matters set out in the Schedule) which written description shall be taken to form part of this Agreement;

Project IP means Improvements and new Intellectual Property arising during the course of any research and development by WEHI or TetraLogic in respect of the Licensed Patents under the CRADA or a Research Project otherwise pursuant to any research or other agreement between the parties;

Remaining Term means the period commencing on Acceptance and expiring at the end of the Term;

Research Budget means the budget in relation to a Research Project that is set out in the Project Details as amended by the parties from time to time;

Research Project means a project of research and development work agreed to by the parties from time to time as set out in the Project Details, to be conducted by the parties in accordance with the agreed outline and Research Budget, subject to any variation or modification agreed by the parties in writing;

Trade Sale Event means the date that completion occurs under a contract between all of the shareholders for the time being in TetraLogic and any independent third party in relation to the sale to that independent third party of all the shares in TetraLogic;

Stock Exchange means a stock exchange or body corporate the subject of approvals or declarations under the law of a relevant jurisdiction to be a stock exchange or a similar body; and

Term means the later of 15 years from the Commencement Date or the date upon which the last of the Licensed Patents expires, or such longer period as may be mutually agreed by the parties in writing, unless this Agreement is earlier terminated in accordance with its terms.

1.2                              Interpretation

In this Agreement, unless the context otherwise requires:

(a)                                a reference to:

(1)                                 legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(2)                                 a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(3)                                 a party to this Agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(4)                                 a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(5)                                 anything (including a right, obligation or concept) includes each part of it;

(b)                                the singular includes the plural and vice versa;

(c)                                 a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

(d)                                a reference to any gender includes all genders;

(e)                                 a reference to a recital, clause, schedule, annexure or exhibit is to a recital, clause, schedule, annexure or exhibit of or to this Agreement;

(f)                                  a recital, schedule, annexure or a description of the parties forms part of this Agreement;

(g)                                 where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(h)                                if an example is given to anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(i)                                    a reference to dollars or $ is to United States currency; and

(j)                                   the words subsidiary, holding company and related body corporate have the same meanings as in the Corporations Act 2001.

1.3                              Headings

In this Agreement, headings are for convenience only, and do not affect interpretation.

1.4                              Business Days

If the day on or by which a party must do something under this Agreement is not a Business Day the party must do it on or by the next Business Day;

2.                                     Term

This Agreement will commence operation on the Commencement Date and shall continue for the Term, or such longer period as may be mutually agreed by the parties in writing, unless this Agreement is earlier terminated in accordance with its terms.

3.                                     Commercialisation

3.1                              Reasonable Commercial Endeavours

TetraLogic must use reasonable commercial endeavours (and procure that its Sub-licensees use reasonable commercial endeavours):

(a)                                to Commercialise the Licensed Patents and Project IP; and

(b)                                to promote and develop the sale of the Products.

3.2                              Applicable Laws

TetraLogic must ensure that the Products are made or sold by TetraLogic or its Sub-licensees in accordance with all Applicable Laws.

3.3                              Reporting of Activities

Within sixty days following the end of each Financial Year, TetraLogic will submit to WEHI a written report detailing its Activities including research and development during the immediately preceding year.

3.4                              Discontinuing the Activities

(a)                                If at any time, TetraLogic, in its absolute discretion, determines that the Activities are no longer commercially viable, it may give WEHI ninety days’ notice to this effect.

(b)                                Upon this notice being given, the parties will meet and negotiate in good faith the future Commercialisation and respective rights of each party. In the event that the parties are unable to reach a continuing agreement within that ninety day period, either party may immediately terminate this Agreement upon written notice to that effect to the other party.

(c)                                 Where the Agreement is terminated under this clause any further licence fee payment which would otherwise have been payable but for the termination will no longer be payable.

(d)                                Where the Agreement is terminated under this clause, a final royalty report will be promptly prepared and sent to WEHI. That report will include details of Net Income and Net Sales as at the date of termination including a calculation of any royalties due to WEHI. TetraLogic will remit any royalty payment to WEHI within 30 days of sending that report.

4.                                     WEHI’s Rights and Obligations

4.1                              Technical assistance

To the extent reasonably possible, WEHI will give or cause to be given to TetraLogic such reasonable technical assistance and advice based on WEHI’s know-how relating to the Licensed Patents and Project IP as, in the reasonable opinion of WEHI, may be necessary for TetraLogic to perform its obligations under this Agreement.

4.2                              Right to do research

WEHI shall have the right of first negotiation to carry out any research requirements of TetraLogic which TetraLogic desires to outsource to third parties in relation to Commercialisation of the Licensed Patents where, in the reasonable judgment of TetraLogic, that research is within WEHI’s field of expertise and capacity on reasonable terms and conditions in accordance with custom and practice in the industry contained in a mutually agreeable definitive agreement to be negotiated in good faith by the parties.. If WEHI does not take up its right of first negotiation within 20 Business Days after receiving a written offer, then TetraLogic shall be free to offer the rights to third parties.For avoidance of doubt, TetraLogic will offer WEHI participation, and potentially clinical leadership in the initial Phase 1 clinical study and participation in any Phase 2 and Phase 3 studies.

4.3                              Limitation of liability

(a)                                WEHI’s liability in relation to any Loss or Claim suffered or incurred by TetraLogic relating to any technical assistance provided, or research carried out under the CRADA or a Research Project or otherwise, by WEHI shall be limited, to the maximum extent permitted by law, to the amount of payments received by WEHI in accordance with clause 7.1 in relation to the relevant work.

(b)                                WEHI shall not be liable for any special, indirect or consequential loss or damage or loss of profits.

5.                                     Licence

5.1                              Licence granted to TetraLogic

(a)                                WEHI hereby grants to TetraLogic a worldwide exclusive (even as to WEHI, other than pursuant to clause 5.5) licence (including a right to sub-licence) to the Licensed Patents and the Project IP for the Activities.

(b)                                WEHI also grants to TetraLogic a worldwide non-exclusive licence (including a right to sub-licence) to use any Background Technology which is necessary for the Activities.

5.2                              Right to sub-licence

TetraLogic shall be free to grant sub-licences of the Licensed Patents during the Term to any party provided that (a) the execution of a sublicense or a subcontract shall not in any way diminish, reduce or eliminate any of TetraLogic’s obligations under this Agreement, and TetraLogic shall remain primarily liable for such obligations; (b) TetraLogic shall provide a copy of the sublicense agreement to WEHI; and (c) TetraLogic shall only grant a sublicense to any Affiliate or third party which undertakes to perform those obligations of this Agreement relevant to such sublicense in accordance with the terms of this Agreement.

5.3                              Prosecution and Maintenance of the Licensed Patents

(a)                                The parties shall agree on IP protection. TetraLogic, at its cost, will be solely responsible for obtaining and maintaining the Licensed Patents including patent filing, patent application prosecution and any other patent application costs as well as ongoing maintenance fees.

(b)                                WEHI will, at TetraLogic’s request and cost, execute all documents and do all things necessary to assist TetraLogic in the filing, prosecution and maintenance of the Licensed Patents.

(c)                                 Should the parties not agree on IP protection in that TetraLogic does not wish to prosecute a patent but WEHI wishes to do so, WEHI may prosecute that patent application at its own expense.

(d)                                Notwithstanding clause 5.3(a), should TetraLogic decide to allow any of the Licensed Patents to lapse, it will promptly notify WEHI of this decision and before lapsing takes place, give WEHI at least fourteen days in which to indicate whether WEHI will continue with that patent or patent application at WEHI’s expense.

(e)                                 In the event WEHI proceeds under clauses 5.3(c) or 5.3(d), WEHI will thereafter become responsible for that patent or patent application and for the avoidance of doubt has the right to commercialise that patent or patents, and the definition of Licensed Patents will be deemed amended to exclude that patent or patent application from its meaning.

5.4                              Entitlement to license Licensed Patents and Background Technology

WEHI warrants and represents to TetraLogic that:

(a)                                it is free and entitled to grant the licences specified in this clause including, without limitation all necessary consents from the inventors of the Licensed Patents; and

(b)                                it will not assign, encumber or otherwise deal with Licensed Patents and its Background Technology, except with the prior written approval of the TetraLogic (such approval not to be unreasonably withheld).

5.5                              Licence granted to the WEHI

TetraLogic grants to the WEHI a non-exclusive licence (excluding the right to sub-licence) to the Licensed Patents, Project IP and future Improvements solely for internal non-commercial research uses.

6.                                     Research Projects

6.1                              Ownership of Project IP

Despite anything to the contrary in the CRADA, all Intellectual Property invented solely by WEHI in the Project IP from inception of the CRADA shall vest in WEHI, invented solely by TetraLogic shall vest in TetraLogic and invented by employees or agents or both parties shall vest jointly in both parties as tenants in common in equal shares.  WEHI may with

TetraLogic’s prior written consent collaborate with third parties with respect to a Research Project on terms that WEHI will own any Improvements that result from the collaboration.  Such Improvements will form part of Project IP.

6.2                              Project IP subject to Licence

The Project IP will be deemed to be part of Licensed Patents for all purposes in this Agreement.

6.3                              Parties to collaborate in the Research Project

The parties will collaborate in conducting the research in relation to each Research Project for the duration of the respective Research Project.

6.4                              Research Results

Each party will procure that all research results which may give rise to Project IP are disclosed to the other party through the management process set out in clause 6.8.

6.5                              Resources and personnel

Each party will provide all necessary resources and personnel, to allow the research to be conducted in an efficient, professional and workmanlike manner, in accordance with the Research Project.  Supervising personnel will be those indicated in the Project Details and/or such other persons as nominated by each party and approved from time to time by the other party, which approval must not be unreasonably withheld.

6.6                              Research premises

WEHI will allow Tetralogic full access to its premises for the purpose of inspecting the progress of the research, reviewing the resources being applied and generally ensuring compliance with the requirements of the Research Project, upon reasonable notice and subject to reasonable security requirements during usual business hours.  Such persons may make tests and analyses of equipment and apparatus utilised in the research and examine any books and records maintained in relation to the performance of the research.

6.7                              Conduct of Research Project

Each party must:

(a)           use all reasonable endeavours to conduct the Research Project in accordance with this Agreement;

(b)                                use all reasonable endeavours to conduct the research in an efficient, professional and businesslike manner; and

(c)                                 ensure that the research is conducted in compliance with all relevant statutory and other requirements.

6.8                              Project Management

Each party must cooperate with the other party and any other collaborating research organisations in relation to fulfilment of the Research Project.  The management process involves two-way communication between the parties through the committee or other process identified in the Project Details.  Each party’s supervising personnel will participate in meetings of any applicable committee, as required.

6.9                              Project Committee

Unless otherwise specified in the Project Details, the project committee in relation to the Research Project shall be comprised of equal WEHI and Tetralogic representatives and, by agreement, other third parties as may be relevant.  The project committee may meet, adjourn and otherwise regulate its meetings as it in its absolute discretion thinks fit, including without limitation, convening and conferring by telephone or other means of audiovisual communications and permitting members to appoint alternatives.

The project committee will finalize the Project Details and Project budget for the initial Research Project within thirty (30) days after the Commencement Date.

6.10                       Project Committee to report quarterly

Unless otherwise agreed, the project committee will give each party within one month after the end of each calendar quarter a report on the research work performed during that quarter, and any research results arising from that work.

6.11                       Contents of quarterly report

Unless otherwise agreed, each quarterly report of the project committee must include the following:

(a)                                any milestones achieved;

(b)                                the resources applied by the parties during the quarter;

(c)                                 any material obstructions or delays in the research;

(d)                                expenditures during the preceding quarter, and any proposed material variations to the Research Project for the following quarter;

(e)                                 any research results arising during the quarter which may give rise to Project IP;

(f)                                  any recommendations of the project committee in respect of the remainder of the research, including (without limitation):

(1)                                 continuing, varying or terminating any part of the research;

(2)                                 application for Intellectual Property protection; or

(3)                                 proposed Commercialisation;

(g)                                 such other matters in relation to the Research Project or Project IP as may be reasonably requested from time to time by the parties.

6.12                       Modification or Termination of Research Project

If on the recommendation of the project committee, it appears that the research in relation to a Research Project in whole or part is not achieving its objectives or those objectives are not commercially viable, and the parties are unable to agree on any variation or modification of

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

the Research Project, the Research Project may be terminated immediately by either party by written notice to the other party.

6.13                       Records and Accounts

Each party must keep complete records and accounts in respect of the research carried out by that party.  The records and accounts must be sufficient to enable a complete understanding of all Project IP and contributions and expenditure by the party against the Research Budget made and all steps taken in the research.

6.14                       Contributions

Each party agrees to pay the cash component (if any) of its contribution for the purpose of pursuing the Research Project, and to apply to the in-kind component of its contribution, in accordance with the Research Budget.  Cash contributions must be paid quarterly in advance unless otherwise agreed. The first cash contribution must be paid within thirty (30) days of signing this Agreement

7.                                     Payments

7.1                              Minimum research and development funding

TetraLogic shall pay to WEHI at least $****** over the first four  (4) years of the Agreement to investigate and analyze the efficacy of SMAC mimetics ****** (payable in accordance with a mutually agreed written budget for each research project) in respect of research and development carried out by WEHI in respect of the Licensed Patents through one or more Research Projects, subject to agreement on Project Details.  The terms and conditions of this Agreement shall govern the rights and obligations of the parties with respect to such Research Projects.

Initial experiments will investigate the ability of SMAC mimetics to control / eliminate:

******

7.2                              Payments

If TetraLogic receives any Net Income or Net Sales then it shall pay to WEHI a proportion of its Net Income or Net Sales as follows:

(a)                                ****** of Net Income; and

(b)                                ****** of Net Sales.

TetraLogic shall make the following milestone payments (1st indication only):

******

****** — Material has been omitted and filed separately with the Securities and Exchange Commission

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

If TetraLogic develops more than one Product or develops a Product for additional indications, then TetraLogic shall pay an amount equal to fifty percent (50%) of each of the above R&D Milestone for each additional Product or additional indication that requires a separate regulatory approval, up to a maximum of 2 additional Products or indications.

For purposes of this Section, a Phase IIb Trial shall mean a randomized clinical study of a Product in human subjects for the purpose of exploring evidence of efficacy and acceptable safety and tolerability.

If Tetralogic pays WEHI less than $****** per annum (i.e. annualised) in any Financial Year of this Agreement by way of payments under Research Projects entered into pursuant to clause 7.1, the parties agree that the shortfall may be carried forward to the next Financial Year. If at the end of the fourth year there remains a shortfall (ie an aggregrate shortfall below $****** then unless WEHI agrees that it may be carried into a fifth year, Tetralogic must within 60 days after the end of the fourth year, pay a milestone fee equal to the shortfall.

7.3                                    Gross up of royalties

All payments of royalties, milestones and licence fees under clause 6.3 that are subject to deduction of United States withholding taxes shall be grossed up so that the net amounts received by WEHI after deduction of any applicable tax payable in the United States shall equal the amounts to which WEHI would otherwise have received if no tax was payable.

7.4          Sales of Products

(a)No payments under clause 7.2 shall be due and payable upon the sale or other transfer of Product among TetraLogic and its Sub-licensees, but in such cases the payment shall be due and payable and calculated upon TetraLogic’s or its Sub-licensee’s sale of such Product to the first entity who is not TetraLogic or a Sub-licensee.

(b)TetraLogic must ensure that sales of Products by TetraLogic and its Sub-licensees to third parties excluding promotional samples up to an amount of 5% of sales of Products are on an arm’s length basis and if in doubt TetraLogic will provide notification to WEHI in advance.

7.5          Timing of payments

TetraLogic shall pay to WEHI any monies due under clause 7.2 on a quarterly basis, within 45 days after the end of each calendar quarter.

7.6          Currency and form of payment

All payments to be made by TetraLogic to WEHI under this agreement shall be made in United States dollars or such other currency as agreed by the parties from time to time and be paid via wire transfer or such other method as is specified by WEHI from time to time in immediately available funds to a bank account in Australia in WEHI’s name designated in writing by WEHI from time to time.

8.                                     Intellectual Property Infringement

8.1                              Notification

(a)                                Each party agrees to promptly notify the other in writing of any potential infringement of any of the Licensed Patents or Project IP by third parties which may come to its attention.

****** — Material has been omitted and filed separately with the Securities and Exchange Commission

(b)                                If either party becomes aware of a patent or other third party Intellectual Property right which may be infringed by the Commercialisation of the Licensed Patents or Project IP, or receives a notice alleging such infringement, that party will immediately notify the other party.

8.2                             Actions and assistance

(a)                                TetraLogic will have the first right, at its own cost, to take any legal action it deems necessary or advisable to eliminate or minimise the consequences of either:

(1)                                 potential infringement of the Licensed Patents or Project IP; or

(2)                                 potential infringement by the Commercialisation of the Licensed Patents or Project IP.

(b)                                If TetraLogic does not take any action under clause 8.2(a) within thirty days of becoming aware of that potential infringement, WEHI may take action in relation to such potential infringement at its cost and shall be entitled to keep any proceeds of the action.

(c)                                 Each party will co-operate fully and promptly with, and provide all reasonable assistance to, the other party in respect of any action brought by or against the other party in relation to that potential infringement.

8.3                              Indemnity

Where one party independently commences or defends litigation in accordance with this clause 8, that party:

(a)                                must indemnity and keep indemnified the other party from and against all loss, damage, costs, charges, expenses and other liabilities which may be suffered or incurred by the other party arising out of any claim so asserted or action instituted by the party which commences or defends litigation in accordance with this clause 8; and

(b)                                must bear the whole of the costs thereof including any damages or costs awarded against WEHI and/or TetraLogic.

9.                                     Confidentiality

Subject to this clause, no party shall (without the written consent of the other party) disclose the terms of this Agreement or any Confidential Information of the other to any third party or use any Confidential Information of the other party except for the purpose for which it was disclosed, except for disclosures:

(a)                                in the form of scientific publications expressly permitted under the CRADA; or

(b)                                required by law or government authorities;

(c)                                 to Sub-licensees, agents, contractors and employees or financial, insurance or legal advisers on a need to know basis and provided they agree to be bound by obligations of confidentiality; or

(d)                                reasonably necessary in connection with:

(1)                                 filing or prosecuting patent applications;

(2)                                 prosecuting or defending litigation;

(3)                                 conduct of research studies or clinical trials; or

(4)                                 seeking regulatory approval of a Product.

(5)                                 negotiating and entering into a sublicensee agreement, provided that such disclosure is subject to a written confidentiality agreement at least as stringent as the confidentiality provisions of this Agreement.

WEHI acknowledges and agrees, following execution of this Agreement, TetraLogic may decide to make a public announcement regarding the entering into of this Agreement (and if it does so, the terms of the public announcement shall be mutually agreed).

10.                              Indemnity and Insurance

10.1                       Indemnity

TetraLogic indemnifies and agrees to keep fully indemnified on demand each of WEHI, and its respective directors, officers, employees and students (Indemnified) against:

(a)                                any Loss or Claim which may be brought against the Indemnified or any of them and whether at common law, in equity or pursuant to statute or otherwise to the extent arising out of :

(1)                                 any Commercialisation or use of the Licensed Patents by TetraLogic,

(2)                                 any manufacture, marketing, sale, distribution or use of Products by TetraLogic; and

(3)                                 any unlawful act or omission by TetraLogic (including, without limitation, any negligence or breach of contract or duty or failure to comply with any laws);

(collectively called TetraLogic’s Obligations); and

(b)                                any breach of this agreement by TetraLogic,

excluding:

(c)                                 any costs, damages, expenses, claims, liabilities and losses to the extent arising as a result of any breach of this agreement, or any gross negligence or wilful act or ommission by WEHI; and

(d)                                any special, indirect or consequential loss or damage or loss of profits.

10.2                       Release

TetraLogic hereby fully releases each Indemnified from and against all Loss or Claim directly or indirectly relating to TetraLogic’s Obligations, except for claims described in Section 10.1(c) of this Agreement.

10.3                       Continuing indemnity

The indemnity in clause 10.1 is a continuing obligation despite any settlement of account or any other thing and survives termination of the Licence and the expiry or termination of this Agreement.

10.4                       Insurance

TetraLogic must, at its own expense and before it commences human clinical development of Products, effect and maintain thereafter during the Term and for a period of not less than 3 years thereafter in respect of all Products, commercially reasonable insurance against public liability and product liability and all other risks usually insured in accordance with industry custom and practice. TetraLogic must, on reasonable request by WEHI, provide to WEHI a copy of any insurance policy and the certificate of currency in respect of each such policy.

11.                              Termination

11.1                       Termination for Due Cause or Otherwise

Without limiting any other rights it may have, a party may terminate this agreement by written notice to the other if Due Cause has arisen or as otherwise permitted by this Agreement.

11.2                       Consequences of Termination

Subject to this clause, upon termination of this Agreement, all further rights and obligations under this Agreement are at an end (except those that are expressly or by implication intended to survive termination).  Clauses 3.4(d), 5.4, 9 and 10 shall survive the termination or expiration of this Agreement.

11.3                       Rights prior to Termination

Any termination of this Agreement will not affect the enforceability of any other obligations of a party or rights against a party accrued prior to termination.

12.                              Force Majeure

12.1                       Effect of Force Majeure

Where a party is unable, wholly or in part, by reason of Force Majeure, to carry out any obligation under this Agreement, and that party:

(a)                                gives the other party prompt notice of that Force Majeure including reasonable particulars and anticipated extent to which it will be unable to perform or be delayed in performing that obligation; and

(b)                                does what it reasonably can to remove that Force Majeure as quickly as reasonably possible (this does not require the settlement of strikes, lockouts or other labour disputes or claims or demands by any government on terms contrary to the wishes of the party affected), that obligation is suspended so far as it is affected by Force Majeure during the continuance of that Force Majeure and that party shall be allowed a reasonable extension of time to perform its obligations.

12.2                       Remedial action

If, after 30 days, the Force Majeure has not ceased, the parties shall meet in good faith to discuss the situation and endeavour to achieve a mutually satisfactory resolution to the problem.

13.                              Dispute Resolution

13.1                       Good faith negotiation

The parties shall without delay and in good faith attempt to resolve any dispute or difference which may arise between them in relation to this Agreement.

13.2                       Disputes generally

Any dispute or difference relating to a matter shall be resolved in accordance with the following procedure:

(a)                                the party claiming that a dispute exists shall notify the other party in writing that a dispute exists and forthwith submit such dispute or difference to the senior representatives of each party for resolution;

(b)                                if the senior representatives are unable to resolve the dispute or difference within a reasonable time, a meeting shall be convened forthwith between the Chief Executive Officer of TetraLogic and a senior representative of the WEHI for resolution of the dispute or difference; and

(c)                                 if the dispute or difference is not resolved by the persons referred to in paragraph 13.2(b) above, within such time as they agree but not being more than sixty days, sub-clause 13.3 (mediation) shall apply.

13.3                       Mediation

If any dispute or difference is not resolved by negotiation in accordance with the above procedure, the parties agree that it shall first be referred to mediation before either of them shall be entitled to commence any proceedings in a court of competent jurisdiction or otherwise in respect of such dispute or difference. However this (and the procedure referred to under sub-clause 13.2) shall not preclude a party from seeking urgent interlocutory relief in a court of competent jurisdiction.

14.                              Notices

14.1                       Method

A notice, consent or other communication under this Agreement is only effective if it is in writing and either left at the addressee’s address or sent to the addressee by mail or fax. If it is sent by mail, it is taken to have been received 3 Business Days after it is posted. If it is sent by fax, it is taken to have been received at the time indicated on the transmission report of the machine from which the fax was sent in its entirety to the fax number of the recipient. However, if transmission is completed after 5.00pm on a Business Day or is sent on a day that is not a Business Day, the message is taken to have been received at 9.00am on the next Business Day.

14.2                       Address for service

A party’s address and fax number are those set out below, or as the party notifies the sender from time to time:

TetraLogic

Address:	343 Phoenixville Pike, Malvern, Pennsylvania 19355 USA
Fax number:	+1 610-889-9994
Attention:	General Counsel

WEHI

Address:	1G Royal Parade, Parkville VIC 3052
Fax number:	+61 (03) 9345 2616
Attention:	Head, Business Development, The Walter and Eliza Hall Institute

15.                              General

15.1                       Amendment

This Agreement may only be varied or replaced by a document duly executed by the parties.

15.2                       Assignment

A party shall not dispose of or encumber any right under this Agreement without the prior written consent of the other party, provided, however, that either party may assign this Agreement, without the consent of the other party, (i) to any of its Affiliates, if the assigning party guarantees the full performance of its Affiliates’ obligations hereunder, or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with another company, if the successor party agrees in writing to be bound by this Agreement.  WEHI may sub-contract or collaborate with third parties in respect of any aspect of the research and development under this Agreement or the CRADA with the prior written consent of TetraLogic (such consent not to be unreasonably withheld).

15.3                       Governing law

This Agreement is governed by the law in force in Victoria, Australia.

15.4                       Costs

Unless otherwise agreed, each party shall bear its own costs in relation to the preparation and execution of this Agreement.

15.5                       Further assurance

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this Agreement.

15.6                       Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)                                no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)                                a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)                                 the exercise of a right does not prevent any further exercise of that right or of any other right.

15.7                       Entire agreement

This Agreement together with the CRADA contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it. To the extent of any inconsistency between the terms of this Agreement and the CRADA, this Agreement prevails.

15.8                       Consents

Where this Agreement contemplates that a party may agree or consent to something (however it is described), the party may:

(a)                                agree or consent, or not agree or consent, in its absolute discretion; and

(b)                                agree or consent subject to conditions,

unless this Agreement expressly contemplates otherwise.

15.9                       Relationship

Nothing in this Agreement is to be treated as creating a partnership or joint venture between the parties under the laws of any applicable jurisdiction and no party may act or has any authority to act as agent of or in any way bind or commit the other party to any obligation.

15.10                Counterparts

This Agreement may be executed in counterparts which may be exchanged in facsimile or electronic form.

15.11                Attorneys

Each person who executes this Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

Schedule — Project Details

ITEM	ISSUE	DETAILS
1.	Project Title and Number
2.	Project Plan

[Project Objectives]
[Proposed strategy to be followed]
[Potential outcomes]
[Project Milestones]
[Project Deliverables]
[Resource requirements]
[Student requirements (if any)]
[Required expenditure on new equipment (if any)]
[Analysis of Project risk]
[Analysis of the likely opportunities for commercialisation of potential Project outcomes]

3.	Project leader	[Project Leader]
4.	Other key personnel
5.	Project committee
6.	Commencement date
7.	Completion date
8.	Project Contributions	[Amount per Project Party] [Timing for Contribution] [Manner of payment] [Personnel] [In-kind Contributions]
9.	Project budget	[Cash and in-kind contributions as above] [Third party funding] [Project expenditure breakdowns] [Timing of expenditure]
10.	Background IP	[Description] [Restrictions]
11.	Other relevant details	[Specify if commencement is subject to grant funding or other conditions]

Execution

Executed as an agreement on	2014

Executed by

The Walter and Eliza Hall Institute of Medical Research

/s/ Carmela Monger	/s/ Julian Clerk
Witness	Authorised Representative

Carmela Monger	Julian Clerk
Name of Witness (please print)	Name of Authorised Representative (please print)

Executed by
TetraLogic Pharmaceuticals Corporation

/s/ Richard Sherman
Witness	Authorised Representative

Richard Sherman
Name of Witness (please print)	Name of Authorised Representative (please print)